NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES THREE BAKKEN DISCOVERIES AND SIGNIFICANT ACREAGE GROWTH IN MOUNTRAIL COUNTY, NORTH DAKOTA AND EXTENSIONAL AREAS, A RED RIVER DISCOVERY IN MONTANA AND PROVIDES AN OPERATIONAL UPDATE

Austin, TX - January 16, 2008 -- Brigham Exploration Company (NASDAQ: BEXP) announced its first three operated Mountrail County, North Dakota Bakken wells as discoveries, acreage growth in Mountrail County and extensional areas to approximately 67,500 net acres, a high working interest Red River discovery in Sheridan County, Montana, and a new Southern Louisiana joint venture.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Resource Plays	Objective	WI%	NRI	Status / Comments

Hynek 2 #1H	Bakken	97%	78%	Successfully drilled and completed at recent peak 24 hour rate of ~585 Boepd up 7” casing, running tubing

Bakke 23 #1H	Bakken	88%	72%	Successfully drilled and completed at recent peak 24 hour rate of ~380 Boepd up 7” casing, running tubing

Bergstrom Family Trust 26 #1H	Bakken	56%	43%	Successfully drilled and completed at recent peak 24 hour rate of ~202 Boepd up 4.5” casing, running tubing

Hallingstad 27 #1H	Bakken	48%	36%	Drilling Mountrail Co. ND Bakken well ~1 mile west of Bergstrom @ depth of ~9,250’

Manitou State 36 #1H	Bakken	100%	81%	Planned February spud of 5th Mountrail Co. ND horizontal Bakken well in continuous drilling program

Mrachek 15-22 1H	Bakken	100%	79%	Horizontally sidetracking previously drilled McKenzie Co. ND well @ 15,600’

Krejci Fed. #1-32H	Mowry	50%	40%	Currently drilling @ 7,600’ in lateral, plan to utilize swell packers, est. TD of 11,300’

Conventional Wells	Objective	WI%	NRI	Status / Comments

Richardson 25 #1	Red River	90%	68%	Discovery, commenced production @ ~220 Boepd, additional Red River drilling planned on 100,000 net acres

Randall Unit #2	Frio	94%	74%	Plugged and abandoned after encountering thin noncommercial Frio pay

Blue Heron #1	Oligocene	40%	29%	Plugged and abandoned after failing to encounter commercial hydrocarbon pay

Cary Sr. Estate #1	Oligocene	40%	29%	Currently drilling @~13,000’ to test 3-D delineated fault trap with shallow production, est. total depth of 14,450’

Sullivan C-38	Vicksburg	100%	76%	Planned late January spud to attempt to extend prolific Floyd Field to the north, estimated total depth of 14,000’

Chandeleur Sound 68 South	Miocene	50%	38%	Planned April spud of amplitude test apparently up dip to producer, the 1st in new multi well S. LA joint venture

Williston Basin

Acreage Growth to 219,000 Net Acres with approximately 67,500 Net Acres in Mountrail County & Extensional Areas - Brigham has grown its acreage position in the Williston Basin to approximately 219,000 net acres. Most of the recent growth has occurred in Mountrail County and extensional areas east of the Nesson Anticline where Brigham now controls approximately 67,500 net acres. In Mountrail County, approximately 5,500 net acres are located in the Parshall Field area, and approximately 25,000 net acres are located generally between the Parshall Field and the Nesson Anticline. Approximately 37,000 net acres are located in undisclosed extensional areas to the east of the Nesson Anticline, but not necessarily in Mountrail County. To the west of the Nesson Anticline in McKenzie and Williams Counties, North Dakota, Brigham controls Bakken rights on approximately 51,500 net acres. In eastern Montana, where Brigham drilled its recent Red River discovery, Brigham controls all rights on roughly 100,000 net acres in Sheridan and Roosevelt Counties.

Mountrail County North Dakota Bakken Completions - Brigham successfully drilled and completed its first three operated Mountrail County horizontal Bakken wells. The first was the Bergstrom Family Trust 26 #1H, which subsequent to fracture stimulation produced at an early peak 24 hour rate of approximately 202 Boe per day up 4.5” casing. Brigham is currently installing 2 & 7/8” production tubing for further testing and production. Northern Oil and Gas, Inc. (OTC Bulletin Board: NOGS) also participated in the Bergstrom Family Trust 26 #1H with a 6.25% working interest, which increases to a 23% working interest after payout. The Bergstrom Family Trust 26 #1H is located approximately 6.5 miles northeast of the Parshall Field, and approximately 6 miles southeast of EOG’s Austin #1-02H and the Austin #2-03H discoveries.

Approximately 25 miles to the northwest of the Bergstrom Family Trust 26 #1H, Brigham successfully drilled and completed the Hynek 2 #1H. The Hynek 2 #1H produced at an early peak 24 hour rate of approximately 585 Boe per day up 7“ casing. Brigham is currently running 2 & 7/8” production tubing for further testing and production.

Brigham successfully drilled and completed the Bakke 23 #1H, which subsequent to fracture stimulation produced at an early peak 24 hour rate of approximately 380 Boe per day up 7“ casing. Brigham is preparing to install 2 and 7/8” production tubing for further testing and production. The Bakke 23 #1H is located approximately 6 miles east of the Hynek 2 #1H, 12 miles west of EOG’s recently announced Austin #1-02H completion, and approximately 20 miles northwest of Brigham’s Bergstrom Family Trust 26 #1H.

Brigham is currently drilling its fourth Mountrail County horizontal Bakken well, the Hallingstad 27 #1H, in the lateral section at a current depth of approximately 9,250’, with results expected in late February or March. Northern Oil and Gas, Inc. (OTC Bulletin Board: NOGS) is also participating in the Hallingstad 27 #1H well. The Hallingstad 27 #1H is located approximately one mile west of the Bergstrom Family Trust 26 #1H well. After completing the Hallingstad 27 #1H, Brigham plans to move the rig to a location proximal to the Hynek 2 #1H to drill the Manitou State 36 #1H. Brigham currently plans to keep this operated rig running continuously to drill horizontal Bakken wells in North Dakota.

Bud Brigham, the Chairman, President and CEO stated, “We’re very excited to have three apparently commercial discoveries with our first three operated horizontal Bakken wells in Mountrail County. It’s early however, and we could potentially see stronger production rates once we’ve installed the production tubing. At this point, we believe the results indicate that all three wells should provide attractive economic returns, though it appears that the Bakke 23 #1H and the Hynek 2 #1H are likely to be the better producers. The subsequent flow rates and pressures for the Bakke 23 #1H, are particularly strong. In areas proximal to the Bakke 23 #1H and the Hynek 2 #1H, we control approximately 25,000 net acres, which positions us to potentially drill 39 to 78 net wells in the area, assuming ultimate spacing of 640 or 320 acres, respectively.”

Bud Brigham continued, “It’s also important to point out that we’ve drilled and completed our two most recent wells, the Hynek 2 #1H and the Bakke 23 #1H, for a total cost of approximately $4.5 million each, relative to the roughly $5.2 million completed well cost for our Bergstrom Family Trust 26 #1H. We believe that with scaled development an average completed well cost of $4.5 million, or less, should be achievable, and that we have a very exciting opportunity to generate outstanding returns on our drilling investments in this play. Given these results, and given our very substantial acreage position throughout the play, we expect to be continuously drilling Bakken wells during 2008. In addition to our planned rig line of operated wells, we have significant acreage directly offsetting other producers recently completed in the area, such as the EOG Austin discoveries. Given the apparent acceleration of drilling by the other operators in the area we expect to also drill numerous non-operated horizontal Bakken wells during 2008.”

Red River Discovery, Sheridan County, Montana - Brigham successfully drilled and completed the Richardson 25 #1 as a Red River discovery, which commenced production flowing at an initial rate of approximately 220 barrels of oil equivalent per day, with good pressures and without water production. The Richardson 25 #1 was a vertical exploration test requiring conventional completion procedures and was drilled for a total cost of approximately $2.4 million. Brigham operated the Richardson 25 #1 with a 90% working interest, with Northern Oil and Gas (OTC Bulletin Board: NOGS) participating with a 9.7% working interest, which increases to a 36.7% working interest after payout. Brigham plans to commence its next Red River test in April.

Bud Brigham stated, “We drilled our first Red River discovery in this area in 1997, which to date has produced over 255,000 barrels, and which should ultimately produce approximately 346,000 barrels of oil equivalent. Based on production tests and early production rates the Richardson appears to be a stronger well. This discovery is significant in that we believe we’ve developed key seismic attributes that are effective for exploring for the Red River, and because we have roughly 100,000 net acres in this portion of Montana. In addition to the Red River, this acreage is prospective for the Bakken, as well as other objectives. We also have roughly 135 square miles of 3-D seismic data, with additional 3-D acquisitions planned, and a current inventory of 16 prospects and leads targeting the Red River. As we acquire and interpret additional 3-D seismic data over our acreage during the course of 2008 we expect this inventory to grow. We plan to spud our next Red River test in April, and expect to drill additional wells in this area during 2008, at least one of which is likely to target the Bakken.”

Southern Louisiana

Southern Louisiana Joint Venture - Brigham has entered into a joint venture to operate the drilling of six wells in Southern Louisiana with a 50% working interest. The five prospects planned for 2008 will target 3-D delineated, primarily amplitude related prospects at depths of 9,000 to 10,500 feet in Plaquemines and Saint Bernard Parishes. The first of these, the Chandeleur Sound 68 South, located in Saint Bernard Parish, is expected to commence in April, targeting a 3-D seismic delineated Miocene bright spot amplitude that offsets an apparently structurally lower productive well.

Bud Brigham stated, “As evidenced by our successful prior joint venture at Bayou Postillion, our core technical and operational competencies are very well suited for Southern Louisiana. These are very high quality, relatively shallow 3-D delineated prospects. We estimate our net risked dry hole cost for the six prospects at roughly $18 million, and the prospects provide an estimated gross unrisked reserve potential of approximately 127 Bcfe. We’re very excited about this joint venture, and see it another important step in growing our reserves and production in Southern Louisiana.”

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300